UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES
OF SMALL BUSINESS ISSUERS
Under Section 12(b) or (g) of The Securities Exchange Act of 1934

POKER MAGIC, INC.
(Name of Small Business Issuer in its charter)

Minnesota	20-4709758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

130 West Lake Street, Suite 300, Wayzata, MN	55391
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number:  (952) 473-3442

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered under Section 12(g) of the Act:
Common stock, $0.001 par value per share
(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

PART I

Item 1. Business.

General

Poker Magic, Inc. (“Poker Magic,” the “Company” or “we”) is a Minnesota development-stage corporation that was incorporated in January 2006. Currently, our business consists primarily of marketing and licensing a new form of poker-based table game to casinos and online gaming facilities in the United States. We are seeking, however, to expand the number of products or services that we offer in the gaming industry.

On March 10, 2006, we entered into an Asset Purchase Agreement with Select Video, Inc., a Delaware corporation. Under the terms of the Asset Purchase Agreement, we acquired substantially all of the assets of Select Video, Inc., including the following patents and trademarks:

•	United States patent number 5,839,732, issued on November 24, 1998, entitled “Method of playing a Casino Poker Game”

•	United States Trademark (registered on the supplemental register) for the mark “WINNER’S POT POKER,” registration number 2,172,043, dated July 7, 1998, and

•	United States Trademark (registered on the supplemental register) for the mark “POKER MAGIC,” registration number 3,272,173 dated July 31, 2007.

In consideration of such assets, we issued Select Video an aggregate of 3,022,991 shares of our common stock, and agreed to pay Select Video a five percent royalty on gross proceeds we generate from the sale or license of products using the acquired assets relating to Winner’s Pot Poker.

On December 26, 2007, we entered into a License Agreement with Bally’s Park Place, Inc., a New Jersey corporation. Pursuant to the License Agreement, we granted Bally’s a non-exclusive license to use Winner’s Pot Poker at Bally’s Atlantic City Park Place & Boardwalk location. The license has a term that is coextensive with the duration of the testing period set forth by the New Jersey Casino Control Commission. Upon expiration of the testing period and approval of Winner’s Pot Poker by the New Jersey Casino Commission, the license will have a month-to-month term with the right of either party to terminate the license on at least 30 days notice. The License Agreement provides for the Company and Bally’s Park Place to negotiate a mutually acceptable license fee prior to the conclusion of the testing period, with such fee to be payable only after the testing period has concluded. As of the date of this filing, the Company has not agreed with Bally’s Park Place on the amount of any license fee.

Business Model

We intend to market and license our current table game, “Winner’s Pot Poker,” to casino and online gaming facilities and operations for a licensing fee. Depending on the particular features of any gaming products or services that we subsequently develop or acquire, we may license such products or services, or certain aspects thereof. By relying on a licensing model that relies primarily on intellectual property, we hope to maximize potential revenue streams while minimizing the amount of capital that must be invested to operate the business. This differs from a more traditional gaming and entertainment product model that focuses on electronic gaming machines or boxes subject to more stringent regulatory approval processes, and which is therefore more capital intensive.

Our goal is essentially to capture a small piece of the gaming market. There are currently approximately 1,500 casinos and gaming facilities, including pari-mutuel, casino-cruises, dog tracks, racinos and horse tracks, in operation in the United States (World Casino Directory). Legalized gaming has undergone tremendous growth in the past decades, with the gaming industry producing gross revenues in 2005 of approximately $85 billion (American Gaming Association). The game “Winner’s Pot Poker” will be our initial “product” offering to the gaming industry.

Products and Services—Our “Winner’s Pot Poker” Game

Winner’s Pot Poker is a five-card stud poker game in which a dealer deals each player, and the dealer him or herself, two cards face down and three cards face up. Each player “antes” before the deal. After the first three cards are dealt, each of the players may fold or may place a first bet equal to the ante. After the next card is dealt, each of the remaining players has a choice between folding or placing a second bet equal to twice the ante. The dealer may not fold. After the last card is dealt, the hands are compared and the winning hand takes a predetermined percentage of the total bets and antes made in the course of the game.

In addition, each player is entitled to place a an optional “bonus bet” known as the “jacks plus” bet. The jacks plus bet stays in play allowing the player to win even if he has folded his poker hand. For a player to win the jacks plus bet they need to be able to produce a pair of jacks or better produced from his cards. Depending on the cards held by the player, the bonus bet returns from 1 to 400 times the player’s jacks plus bet. The jacks plus bet allows the player to win even if he has folded his poker hand earlier in the game.

The game is played among up to six players and a dealer who is a “house” employee, using a standard 52-card “poker” deck. A winning hand is determined using standard poker rankings. In this method for playing the game, each player betting after the first three cards places a wager equal to the ante amount for that hand. All players place the same ante amount.

The dealer then deals one portion of the poker hand to each player and to the dealer. Each player is provided with a choice after each portion of the poker hand is dealt: the player may fold, in which case that player’s placed wager is surrendered, or the player may wager an additional amount, in which case he or she continues playing the game. The dealer then deals a final portion of the poker hand to each player, and to him or herself, to complete the poker hands. The hands of the dealer and the remaining players are then examined in order to determine the holder of the hand having the highest poker rank.

A predetermined percentage of the sum of all wagered amounts is then awarded to the holder of the highest hand. This predetermined percentage may for example be 90%, in which case the remaining ten percent is given to the house. Because the dealer is required to wager the full amount at the beginning of the game, and is not given an opportunity to fold, the dealer has no opportunity to use strategy in order to limit the dealer’s losses where the dealer holds a bad hand. That limitation is perceived by players in the game as an advantage in their favor. Also, the players’ opportunity to win the remaining players first and second bets also provides impetus for new players to play the game.

Competition

There are a number of domestic and international businesses which we expect to compete against. We believe that our ability to compete effectively will be based on a number of factors, including but not limited to our ability to:

•	Develop or acquire new games or technologies, or rights to new intellectual property that may be used in the development of new games

•	Obtain state and other jurisdictional regulatory approvals

•	Obtain floorspace for our games in casinos and entertainment facilities, primarily through marketing and sales and relationship-building efforts

•	Satisfy players with the playing experience of our games, and

•	Protect our intellectual property against infringing parties.

We expect that we will face intense competition due to the number of game machine and game play providers, the limited number of casinos and jurisdictions in which they operate, and the continuous introduction of new products into the market. We view our competition generally as any other business seeking floorspace at a casino or entertainment facility at which gaming activities may be conducted, whether that floorspace be sought for slot machines (or other terminal or box-oriented games) or table games. In this regard, our anticipated competitors include gaming companies such as Shuffle Master and Progressive, and also include the licensors of various intellectual properties such as Multimedia Games and Shuffle Master. Most, if not all, of our competitors are larger than us and have significantly greater resources than we do. Competitive factors that we expect will critically affect our business include the continuity of relationships which our marketing and sales agents have at casinos and entertainment facilities, and the popularity of our games and related offerings in general. Finally, we believe that the long-term success of our operations will be determined by our ability to bring new and innovative products, game play and services to the market.

Regulation

General. As we begin operations, we will be subject to federal, state and, where applicable, Native American laws and regulations that affect both our general commercial relationships with our customers as well as the products and services provided to them. The following summarizes the material aspects of these laws and regulations.

Nevada State Laws and Regulations. The sale and distribution of casino games in Nevada is subject to: (i) Nevada state laws; (ii) local laws; (iii) the regulations and ordinances of the Nevada Gaming Commission; (iv) the regulations and ordinances of the Nevada State Gaming Control Board; and (v) various county and municipal regulatory authorities (collectively, the “Nevada Gaming Authorities”). The laws, regulations and ordinances of the Nevada Gaming Authorities address the responsibility, financial stability, character and other relevant characteristics of gaming equipment manufacturers, distributors and operators as well as those persons with a financial interest in such gaming operations. The Nevada Gaming Authorities have enacted such laws, regulations and ordinances in order to strictly regulate all persons, locations, practices, and activities related to the operation of licensed gaming devices and establishments in order to prevent cheating and fraudulent practices, and in order to maintain the effective control over the financial practices of licensees of the Nevada Gaming Authorities.

To date, the Company has not registered with the Nevada Gaming Commission as a publicly traded company. Nevertheless, the Company anticipates registering with such Commission and thereafter will likely be required to periodically submit detailed financial and operating reports to the Commission, and to furnish any other information as required by the Commission. In addition, any licenses granted by the Nevada Gaming Authorities will require periodic payments of fees and taxes and will be limited in their transferability. Upon receiving a license by the Nevada Gaming Authorities, our officers, directors and key employees may be required to file applications with the Nevada Gaming Authorities and may be required to receive licenses suitable for them.

Any gaming devices sold or otherwise distributed for use or play in Nevada must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Gaming Commission before distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada State Gaming Control Board, a field trial, and a determination as to whether the gaming device meets strict technical standards set forth in the regulations of the Nevada Gaming Commission.

Since the Company is not subject to the Nevada Gaming Authorities at this time, we are not aware of any potential objections by the gaming authorities to the Company’s products. However, upon submission of an application and the requisite paperwork to the Nevada Gaming Authorities, the Company, its products, its officers, directors, and key employees, and anyone having a material relationship or involvement with us or any gaming products may be subject to investigation by the Nevada Gaming Authorities, and any applications for licensure may be denied based upon information discovered during any background investigations. The Nevada Gaming Authorities may deny applications for licensing for any cause they deem reasonable.

New Jersey State Laws and Regulations. The manufacture, distribution and operation of gaming machines, and other aspects of casino gaming in New Jersey, are subject to strict regulation pursuant to the New Jersey Casino Control Act and the regulations promulgated thereunder (collectively, referred to as the “New Jersey Act”). The New Jersey Act created the New Jersey Casino Control Commission (the “New Jersey Commission”) and the New Jersey Division of Gaming Enforcement (the “New Jersey Division”). The New Jersey Commission is authorized to decide all license applications and other matters and to promulgate regulations under the New Jersey Act. The New Jersey Division is authorized to investigate all license applications, make recommendations to the New Jersey Commission, and to prosecute violations of the New Jersey Act.

Under the New Jersey Act, a company must be licensed as a gaming-related casino service industry (CSI) supplier, or fulfill other requirements, in order to manufacture or distribute gaming devices to New Jersey casinos. In its discretion, the New Jersey Commission may permit an unlicensed applicant for a CSI license to transact business with New Jersey casinos prior to licensure. In order to do so, the unlicensed applicant must maintain a completed application for CSI licensure on file with the New Jersey Commission. In addition, the casino that desires to transact business with the unlicensed applicant must obtain the approval of the New Jersey Commission for each business transaction (transactional waiver) by filing a petition with the New Jersey Commission that demonstrates that good cause exists for granting such petition. The New Jersey Commission is not permitted to grant such a petition if the New Jersey Division objects to the petition.

Currently, although we have applied for licensure as a CSI, the New Jersey Commission has granted a waiver for the licensing of Winner’s Pot Poker in the Bally’s Park Place & Boardwalk casino. In connection with our license application, the New Jersey Division conducts an investigation of the applicant and its individual qualifiers to determine their suitability for licensure. In order for a CSI license to be issued by the New Jersey Commission, the applicant and its individual qualifiers must demonstrate by clear and convincing evidence their good character, honesty and integrity, their financial stability, integrity and responsibility.

The New Jersey Commission has broad discretion regarding the issuance, renewal, suspension or revocation of CSI licenses. If our CSI license application is denied, we will not be able to transact business with New Jersey casinos. There is no guarantee that we will be granted an initial license or that, following the issuance of an initial CSI license or any renewal thereof, we will continue to be granted renewals of the license. The New Jersey Commission may impose conditions on the issuance of a license. In addition, the New Jersey Commission has the authority to impose fines or suspend or revoke a license for violations of the New Jersey Act, including the failure to satisfy applicable licensure requirements. A CSI license is issued for an initial period of two years and is thereafter renewable for four-year periods.

On August 22, 2007, the New Jersey Casino Control Commission adopted new temporary rules and amendments governing the implementation of Winner’s Pot Poker in Atlantic City casinos. The temporary rules are effective as of a date to be determined. As drafted, the amendments and rules add Winner’s Pot Poker to the list of authorized table games in New Jersey, govern the physical characteristics of the Winner’s Pot Poker layout, define the card deck for use with Winner’s Pot Poker, specify the terms of the use of the cards during Winner’s Pot Poker, and contain technical proposals governing the operation of Winner’s Pot Poker.

Federal Regulation. The most important pieces of federal legislation potentially affecting our business will be the Indian Gaming Regulatory Act of 1988 (“IGRA”). The Company does not, however, expect this federal gaming law to become a primary concern until such time as the Company attempts to license its games to gaming establishments located in tribal lands, if ever.

Native American gaming is governed by the IGRA, which also established the National Indian Gaming Commission, or NIGC, and granted the NIGC regulatory powers over certain aspects of Native American gaming. The IGRA classifies games that may be played on Native American lands into three categories, each of which is subject to different regulations, as follows:

•	Class I gaming, which includes traditional Native American social and ceremonial games. Class I gaming is regulated exclusively at the Native American tribal level.

•
Class II gaming, which includes bingo and, if played at the same location where bingo is offered, pull tabs and other games similar to bingo. Class II gaming is regulated by individual Native American tribes, with the NIGC having oversight of the tribal regulatory process. States that allow bingo and games similar to bingo to be conducted by any other entity or for any other purpose, such as bingo at charities or schools, may not regulate Class II gaming, and therefore receive no tax revenues from income the tribes derive from Class II gaming.

•
Class III gaming, which includes all other forms of gaming that are not included in either Class I or Class II, including slot machines and most table games. Class III gaming may be conducted only pursuant to contracts called “compacts,” which are negotiated between individual states and individual Native American tribes located within that state, and subsequently approved by the U.S. Bureau of Indian Affairs. The compacts typically include provisions entitling the state to receive revenues at mutually agreed-upon rates from the income a tribe derives from Class III gaming activities.

In the event our Winner’s Pot Poker game is played at Native American gaming facilities, it will be a Class III table game under the IGRA.

Tribal-State Compacts. Native American tribes cannot offer Class III gaming unless, among other things, they are parties to compacts with the states in which they operate. The tribal-state compacts typically include provisions entitling the state to receive revenues from the income a tribe derives from Class III gaming activities. Although compacts are intended to document the agreement between the state and a tribe relative to permitted Class III gaming operations, they are agreements, and can be subject to interpretive and other ambiguity and disputes. This fact may place into question the desire of Native American gaming facilities to accept the play of our games.

Native American Regulation of Gaming; Sovereign Immunity. The IGRA requires that Native American tribes adopt and submit for NIGC approval the ordinances that regulate tribes’ conduct of gaming. While these ordinances vary from tribe to tribe, they commonly provide for the following:

•	Native American ownership of the gaming operation

•	Establishment of an independent tribal gaming commission

•	Use of gaming net revenues for Native American government, economic development, health, education, housing or related purposes

•	Independent audits, including specific audits of all contracts for amounts greater than $25,000

•	Native American background investigations and licenses

•	Adequate safeguards for the environment, public health and safety, and

•	Dispute-resolution procedures.

Any one or more of these typical ordinances may represent barriers to the entry of our games in Native American gaming facilities or, even if we are able to license gameplay to a Native American gaming facility, may result in a less advantageous stream of licensing revenue from those operations.

In addition, Native American tribes generally enjoy sovereign immunity from suit similar to that of the states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. In any contracts we may enter into with Native American customers, we will likely attempt to provide that any dispute regarding interpretation, performance or enforcement shall be submitted to, and resolved by, arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and that any award, determination, order or relief resulting from such arbitration is binding and may be entered in any federal court having jurisdiction. Even if we are able to effectively bargain or negotiate for such a provision, we could be precluded from judicially enforcing any rights or remedies against a tribe without a waiver, limited or otherwise, of the tribe’s sovereign immunity. These rights and remedies include, but are not limited to, our right to enforce any arbitration decision in our favor.

Research and Development

To date, the Company has relied on outside parties for game development. The Company does not have employees with experience in game development, and currently has no plans to hire employees focused on research and development activities. Accordingly, the Company expects to continue to rely on outside parties and consultants to develop games. The limited availability of funds may hinder the Company’s ability to acquire the rights to new games and market them adequately.

Intellectual Property

We currently own the rights to United States Patent Number 5,839,732, issued on November 24, 1998, that relates to our current Winner’s Pot Poker table game. This patent was acquired from Select Video, Inc., a Delaware corporation, pursuant to an Asset Purchase Agreement dated March 10, 2006. In addition, we own a federally registered trademark for “WINNER’S POT POKER,” Registration Number 2,172,043, issued on July 7, 1998, which was acquired pursuant to that same agreement. Finally, we also own registered trademarks for “POKER MAGIC” and to “AC (ATLANTIC CITY) STUD POKER,” which we similarly acquired pursuant to the Asset Purchase Agreement. Other than the trademark “Poker Magic” which we have adopted as our corporate name, we do not have any current plans for the sale or license of such other trademarks. We do not have any currently pending applications for unissued patents, trademarks or copyrights.

Our business model contemplates our licensing of intellectual property rights. We expect that this will be accomplished pursuant to terms and conditions of license agreements (or agreements differently captioned but containing licensing provisions). To date, our efforts have been focused on entering into such agreements with gaming establishments in Minnesota and New Jersey, including Bally’s Park Place, Inc., which is an affiliate of Harrah’s Entertainment. As indicated elsewhere in this filing, we have entered into a License Agreement with Bally Park Place, Inc, a New Jersey corporation, pursuant to which we have granted a non-exclusive license to use Winner’s Pot Poker at two different gaming locations on a trial basis. If we are able to consummate a definitive (non-trial) agreement with Bally Park Place, or Harrah’s Entertainment or a wider group of affiliates of Harrah’s Entertainment, and the results of our game’s play are satisfactory, we expect that we would then attempt to expand the scope of the license (or enter into additional agreements) with other Harrah’s Entertainment affiliates. Harrah’s Entertainment, indirectly through subsidiaries and other affiliates operates approximately 40 casinos across the United States. Thereafter, and again assuming that the results of gameplay of our Winner’s Pot Poker are commercially satisfactory, we would intend to use that record of success as a means to enter into similar licensing arrangements with owners or operators of other gaming establishments.

The expiration dates of our patent rights vary based on their filing and issuance dates. We intend to continue to actively file for patent protection, where reasonable, within the United States. We expect also to seek protection for our future products by filing for copyrights and trademarks in the United States.

Our ability to enforce our intellectual-property rights is subject to general litigation risks. Typically, when a party seeks to enforce its intellectual-property rights, it is often subjected to claims that the intellectual-property right is invalid, or is licensed to the party against whom the claim is being asserted. We cannot be certain that our intellectual-property rights will not be infringed upon, that others will not develop products in violation of our intellectual-property rights, or that others may assert, rightly or wrongly, that our intellectual-property rights are invalid or unenforceable. In instances where we will rely on trade secrets for the protection of our confidential and proprietary business information, we cannot be certain that we would have adequate remedies for any such breach or that our trade secrets will not otherwise become discovered or independently developed by competitors. In general, defending intellectual-property rights is expensive and consumes considerable time and attention of management. The Company’s involvement in intellectual-property litigation would likely have a materially adverse effect on the Company, even if the Company were ultimately successful in defending its intellectual-property rights.

Employees

Poker Magic currently has two employees, Douglas M. Polinsky, chief executive officer and Chairman of the board and Joseph A. Geraci II, chief financial officer and director. Company relies on sales and marketing agents and outside professional services on an as-needed basis.

Item 1A. Risk Factors.

Persons who may make an investment decision with respect to the Company should carefully consider the following risk factors, as well as all other information contained in this filing.

We have no operating history upon which to evaluate our business, and we are subject to all of the risks and uncertainties frequently encountered with start-up enterprises.

The Company was founded as a Minnesota corporation in January 2006. As a result, the we have no significant operating history upon which to evaluate our likelihood of success. Currently, we have only one customer, Bally’s Park Place, Inc., which has committed to testing our Winner’s Pot Poker game for only a probation period permitted by New Jersey regulations. Moreover, our business is subject to all of the risks and uncertainties inherent in establishing a new business. Our results of operations for the year ending December 31, 2006 reflect a loss of $43,127. Our operations may not be successful, and we may be unable to generate sufficient revenues or achieve profitability. In sum, our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of a new business, and the competitive environment in which we operate.

We will need to raise additional capital in the future to fund our operations, and such capital may not be available to us in sufficient amounts or on acceptable terms.

We will require additional sources of financing before we can generate revenues needed to sustain operations. In particular, management believes that our current cash is sufficient to continue operations through June 30, 2008. Our operations, as currently conducted and anticipated to be conducted, generate costs related to the marketing and distribution of our current products, and ongoing personnel, legal and accounting expenses. Even if we successfully avail ourselves of current or future opportunities, additional financing may be required to expand or continue being involved in such opportunities.

Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, or loans from banks, other financial institutions or affiliates of the Company. We cannot, however, be certain that any such financing will be available on terms favorable to us if at all. If additional funds are raised by the issuance of our equity securities, such as through the issuance of stock, convertible securities, or the issuance and exercise of warrants, then the ownership interest of our existing shareholders will be diluted. If additional funds are raised by the issuance of debt or other equity instruments, we may become subject to certain operational limitations, and such securities may have rights senior to the rights of our common shareholders. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion and growth of our business.

Our games and any services we may develop may not be accepted by gaming facilities or consumers.

Our games, even if successfully developed and tested, will be competing against existing games and products for floorspace in the gaming marketplace. There can be no assurance that gaming facilities will agree to license our games for play at their facilities, or license any services we may develop for use in the gaming industry. Moreover, even if successfully developed, tested and marketed to gaming facilities, our games will be competing for player attention against existing games and products that are likely to be more proven in their ability to attract players. There can be no assurance that the gaming-market consumers will accept and play our games or other games using any services we may provide.

Before our games and any gaming-related services we may offer may be used commercially in various jurisdiction, both our Company, including our principal shareholders, officers, directors, and key employees, and the applicable games (and services) themselves must be reviewed by appropriate gaming authorities as part of a licensing process.

Before our games may be played at any gaming facilities (other than during any testing period permitted by applicable regulations), we and our games and any gaming-related services we offer must be licensed by the appropriate gaming authority or authorities. Generally, the process for licensure in the various states is extensive and time consuming, and there is no guarantee that we or our games and services will be approved. Furthermore, the financial situation of the Company, as well as the backgrounds of its officers, directors, key employees, and shareholders holding five percent or more of our capital stock will also be reviewed as part of the licensing process. We have little control over the outcome of any license-application process, and our failure or the failure of any of the other above-indicated licensees, for any reason, to obtain licenses that may be necessary for operation in any state or states would likely have a negative impact on our business and prospects. Moreover, any approval of one of our games (or services) does not ensure that we will later be able to receive the necessary licenses for future games or services that we may develop.

The gaming industry is heavily regulated and changes in regulation by gaming authorities may adversely impact our ability to operate in our existing markets or expand our business.

The manufacture and distribution of gaming machines, development of systems and the conduct of gaming operations are subject to extensive federal, state, local and foreign regulation by various regulatory authorities. Our ability to continue to operate in certain jurisdictions or our ability to expand into new jurisdictions could be adversely affected by: (i) delays in adopting legislation to permit or expand gaming in new and existing jurisdictions; (ii) unfavorable public referenda, such as referenda to increase taxes on gaming revenues; (iii) unfavorable legislation affecting or directed at manufacturers or gaming operators; (iv) adverse findings of non-compliance with applicable governmental gaming regulations, (v) delays in approvals from regulatory agencies; a limitation, conditioning, suspension or revocation of any of our gaming licenses; (vi) unfavorable determinations or challenges of suitability by gaming regulatory authorities with respect to our officers, directors, significant shareholders or key personnel; (vii) the adoption of new laws and regulations, or the repeal or amendment of existing laws and regulations; and (viii) the legalization or deregulation of other forms of gaming that could attract attention away from our table games or other then-current games.

The Company currently has only one customer for the licensure of its sole existing product.

The Company currently has only one viable gaming product, Winner’s Pot Poker, that may be licensed (subject to meeting applicable federal, state and local regulatory requirements) to gaming establishments. As of the date of this filing, the Company has only one agreement with one customer, Bally’s Park Place, Inc., respecting that corporation’s Park Place & Boardwalk location, for the license of such game. Even if the Company and Winner’s Pot Poker obtain the required licenses in the State of New Jersey, we may not be able to finalize a license fee arrangement with Bally’s Park Place, or be able to maintain such agreement for any definite period of time. The loss of such contract (or failure to agree upon acceptable license fee terms), could in the absence of other opportunities significantly and negatively affect the Company’s business prospects.

Our intellectual property protections may be insufficient to properly safeguard our technology.

The gaming industry is constantly employing new technologies in both new and existing markets. We rely on patents to protect our products and will continue to apply for patents protecting our technologies. Notwithstanding these safeguards, our competitors may still be able to obtain our technology or imitate our products. Furthermore, others may independently develop products similar or superior to ours.

The intellectual property rights of others may prevent us from developing new products or entering new markets.

The gaming industry is characterized by the rapid development of new technologies, which requires us to continuously introduce new products using these technologies and innovations, as well as to expand into new markets that may be created. Therefore, our success depends in part on our ability to continually adapt our products and systems to incorporate new technologies and to expand into markets that may be created by new technologies. However, to the extent technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing products based on these technologies or expanding into markets created by these technologies. If the intellectual property rights of others prevent us from taking advantage of innovative technologies, our financial condition, operating results or prospects may be harmed.

We operate in an extremely competitive environment.

The market for gaming products and services is a difficult one in which to compete since there are a number of established, well-financed and well-known companies that will compete with our planned products. The development of a successful new game or gaming product by a competitor could adversely affect the market demand for our games or services and impair our ability to generate revenues.

Our inability to protect our intellectual property could impair our ability to compete.

Our success and ability to compete depend in significant part upon proprietary intellectual property. Our proprietary intellectual property currently consists of certain patent, trademark, copyright and other intellectual-property rights we obtained pursuant to our Asset Purchase Agreement with Select Video. We currently rely and intend to rely in the future on a combination of patent, copyright, trademark, and nondisclosure agreements to protect our proprietary and confidential information. Nevertheless, if any such agreements are breached or our rights are infringed, we may not have adequate remedies available to us.

We are highly dependent on the services provided by certain executives and key personnel.

Our success depends in significant part upon the continued service of certain senior management and other key personnel. In particular, the Company is materially dependent upon the services of Douglas M. Polinsky, our Chief Executive Officer and Chairman. We do not currently have employment agreements with the management of the Company, nor do we expect to enter into employment agreements with any such individuals.

Our officers and directors, together with certain affiliates, possess significant voting power with respect to our common stock, which could limit your influence on corporate matters.

Our officers and directors collectively possess beneficial ownership of 3,017,500 shares of our common stock, which currently represents approximately 38.9% of our common stock. As a result, our directors and officers, together with other significant shareholders, will have the ability to greatly influence, if not control, our management and affairs through the election and removal of our directors, and all other matters requiring shareholder approval, including the future merger, consolidation or sale of all or substantially all of our assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our shareholders. Furthermore, this concentrated control will limit the practical effect of your participation in Company matters, through shareholder votes and otherwise.

Our articles of incorporation grant our board of directors the power to designate and issue additional shares of common and/or preferred stock.

Our authorized capital consists of 250,000,000 shares of capital stock. Unless otherwise specifically so designated upon issuance, all shares of capital issued by the Company shall be common stock. Pursuant to authority granted by our articles of incorporation, our board of directors, without any action by our shareholders, may designate and issue shares in such classes or series (including other classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of other classes or series of stock that may be issued could be superior to the rights of holders of our common shares. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute the Company’s book value per share.

There is currently no trading volume in our common stock, and we anticipate that our common stock will be thinly traded, which may make it difficult to sell shares of our common stock.

As a new public reporting corporation, our common stock currently has no trading activity. After the effectiveness of this filing, we expect that our common stock will generally be thinly traded. We also expect that one or more registered broker-dealers may apply to the NASD to serve as market makers for our common stock on the OTC bulletin board. Nevertheless, even in the event that our common stock is listed on the OTC bulletin board (or the pink sheets), we expect that our common stock will generally remain thinly traded. A low trading volume will generally make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, low trading volumes generally depress market prices. As a result, our shareholders may not always be able to resell shares of our common stock publicly at the time and prices that they feel are fair or appropriate.

Our common stock, if it begins trading, will likely qualify as a “penny stock,” which may make it difficult to sell shares of our common stock.

Our common stock, if it ever is listed on a quotation system and traded, will likely be a “penny stock” subject to the requirements of Rule 15g-9 under the Securities and Exchange Act of 1934. Under this rule, broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. Under applicable regulations, our common stock will generally remain a “penny stock” until and for such time as its per-share price is $5.00 or more (as determined in accordance with SEC regulations), or until we meet certain net asset or revenue thresholds. These thresholds include the possession of net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000 in the event we have been operating for at least three years or $5,000,000 in the event we have been operating for fewer than three years, and the recognition of average revenues equal to at least $6,000,000 for each of the last three years. We do not anticipate meeting any of the foregoing thresholds in the foreseeable future.

The penny-stock rules severely limit the liquidity of securities in the secondary market, and many brokers choose not to participate in penny-stock transactions. As a result, there is generally less trading in penny stocks. If you become a holder of our common stock, you may not always be able to resell shares of our common stock in public broker’s transaction, if at all, at the times and prices that you feel are fair or appropriate.

We have no intention of paying dividends on our common stock.

To date, we have not paid any cash dividends and do not anticipate the payment of cash dividends in the foreseeable future. Accordingly, the only return on an investment in shares of our common stock, if any, may occur upon a subsequent sale of such shares.

Item 2. Financial Information.

Management’s Plan of Operation

The accompanying Plan of Operation should be read in conjunction with the audited financial statements, and notes thereto, included in this prospectus.

Assets; Property Acquisitions and Dispositions. Poker Magic’s primary assets are cash and intellectual property rights and trademarks, which are the foundation for the Company’s proposed offerings. At this time, the Company does not anticipate purchasing or selling any significant equipment or other assets in the near term. Neither does the Company anticipate changes in its number of employees.

Initial Product Offerings. Poker Magic’s first product is the patented Winner’s Pot Poker table game, which is a new version of stud poker which we intend to license to gaming establishments. Poker Magic will attempt to internally develop new casino games, but will likely focus its game-development activities by means of acquisition (i.e., through works for hire obtained from and developed by independent contractors or other third parties, or purchases of games, assets, intellectual property, etc. from third parties). Poker Magic believes that the commercial viability of future games, either developed or acquired, will materially depend on two characteristics: first, whether the games will be novel enough to attract players to the game; and second, whether the games will have economic characteristics that will motivate casinos to license the games. We currently expect to reach an agreement with Bally’s Park Place, Inc. respecting license fees payable to us by April 2008, although we cannot be certain that we will be able to reach any such agreement with Bally’s Park Place, Inc. (or any other gaming establishment).

Research and Development. To date, the Company has relied on outside parties for game development. The Company does not have employees with experience in game development, and currently has no plans to hire employees focused on research and development activities. As such, the Company does not expect to incur significant research and development expenses over the next 12 months of operation, and instead expects to continue to rely on outside parties and consultants to develop games. The limited availability of funds may hinder the Company’s ability to acquire the rights to new games and market them adequately.

Liquidity and Capital Resources. The Company had cash on hand of $24,632 and $41,345 at September 30, 2007 and December 31, 2006, respectively. Working capital on September 30, 2007 and December 31, 2006 was $37,743 and $65,032, respectively. Cash used in operations was $35,838 and $34,278 for the nine month period ended September 30, 2007 and the period from January 10, 2006 to September 30, 2006, respectively, and $65,993 for the period from January 10, 2006 (inception) to September 30, 2007. The primary use of the cash was to fund the Company’s net loss. Common stock was issued to pay for approximately $1,000 and $6,500 of consulting services for the nine months ended September 30, 2007 and the period from January 10, 2006 (inception) to September 30, 2007, respectively, which also funded a portion of the Company’s operating loss in those periods. The Company issued shares of common stock in lieu of cash for prepaid services of $111,300 and $115,300 for the nine months ended September 30, 2007, and the period from January 10, 2006 (inception) to September 30, 2007, respectively. The Company also issued common stock for cash of $20,000, $76,000, and $108,500 for the nine months ended September 30, 2007, the period from January 10, 2006 (inception) to September 30, 2006, and the period from January 10, 2006 (inception) to September 30, 2007, respectively.

Our management believes we will require additional capital to continue operations. We will maintain limited operations until we received additional capital. We cannot be certain that any required additional financing will be available on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the issuance and exercise of warrants, the existing shareholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to expansion, develop or enhance products or to respond to competitive pressures. The Company believes that its current cash will be sufficient to finance operations through June 30, 2008.

There are no material capital expenditures expected in the near future or during the next 12 months.

On August 22, 2007, the New Jersey Casino Control Commission in a public hearing adopted new temporary rules and amendments governing the implementation of Winner’s Pot Poker, the Company’s only current gaming product, in Atlantic City casinos. The temporary rules are effective as of a date to be determined by the New Jersey Casino Control Commission. As drafted, the amendments and rules add Winner’s Pot Poker to the list of authorized table games in New Jersey, govern the physical characteristics of the Winner’s Pot Poker layout, define the card deck for use with Winner’s Pot Poker, specify the terms of the use of the cards during Winner’s Pot Poker, and contain technical proposals governing the operation of Winner’s Pot Poker.

In December 2007, the Company entered into a License Agreement with Bally’s Park Place, Inc. (doing business at the Bally’s Park Place & Boardwalk casinos) to license the use of the Winner’s Pot Poker game at Bally’s Atlantic City property. The Company expects to continue seeking final regulatory approval in New Jersey and regulatory approval in other jurisdictions concurrently with the Company’s efforts to enter into additional agreements with other gaming venues for the installation of Winner’s Pot Poker. The Company also plans to develop new gaming products primarily by utilizing the services of outside developers, sales agents and regulatory and compliance service providers in an effort to minimize capital expenditures and corporate expenses.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, nor are we a party to any contract or other obligation not included on its balance sheet that has, or is reasonably likely to have, a current or future effect on our financial condition.

Item 3. Properties.

Office space is currently provided to the Company by Great North Capital Corp., a Minnesota corporation, that is beneficially owned by Douglas M. Polinsky, our Chairman and Chief Executive Officer, at 130 Lake Street West, Wayzata, Minnesota. Great North Capital Corp. does not currently charge the Company any rent for the use of the premises. The premises are adequate for the Company’s current and anticipated future use. The Company does not currently lease or own any real property.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The table below sets forth certain information with respect to beneficial ownership of our common stock as of January 18, 2008 (on which date there were an aggregate of 7,764,991 shares of common stock outstanding), by:

•	each director of the Company

•	each person named in the Summary Compensation Table (see Item 6 below)

•	all current directors and executive officers of the Company as a group, and

•	each person or entity known by us to own beneficially more than 5% of our common stock.

Unless otherwise indicated in the table or its footnotes, the address of each of the following persons or entities is 130 West Lake Street, Suite 300, Wayzata, Minnesota 55391, and each such person or entity has sole voting and investment power with respect to the shares of common stock set forth opposite their respective name.

Name	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares (1)
Douglas M. Polinsky (2)	1,577,500	20.3%
Joseph A. Geraci, II (3)	1,440,000	18.5%
Marilyn Culotta (4)	757,500	9.7%
All current directors and executive officers as a group (5) (two persons)	3,017,500	38.9%

* Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the applicable record date, are deemed outstanding for computing the beneficial ownership percentage of the person holding such options or warrants but are not deemed outstanding for computing the beneficial ownership percentage of any other person.

(2)
Mr. Polinsky is the Company’s Chairman and Chief Executive Officer. Includes 1,250,000 common shares held by Great North Capital Corp., a Minnesota corporation, 187,500 common shares held individually by Mr. Polinsky, and 140,000 common shares held in the name of two of Mr. Polinsky’s minor children (beneficial ownership of which Mr. Polinsky disclaims).

(3)
Mr. Geraci is a director and the Company’s Chief Financial Officer. Includes 1,250,000 common shares held by Isles Capital, LLC, a Minnesota limited liability company, beneficially owned by Mr. Geraci, and 190,000 common shares held individually by Mr. Geraci’s spouse.

(4)	All shares are common shares and are held individually.

(5)	Includes Messrs. Polinsky and Geraci.

Item 5. Directors and Executive Officers, Promoters and Control Persons.

Name	Age	Positions
Douglas M. Polinsky	48	Chairman, Chief Executive Officer and President
Joseph A. Geraci, II	38	Director and Chief Financial Officer

Douglas M. Polinsky co-founded Poker Magic, Inc. in January 2006 and since that time has been the Chairman and Chief Executive Officer of the Company. Since 1994, Mr. Polinsky has been the Chief Executive Officer of Great North Capital Corp., a financial advisory company which he founded. Great North Capital advises corporate clients on matters regarding corporate and governance structures, public company acquisitions of private companies and other transaction-related matters, and also make direct investments into public and private companies. Mr. Polinsky earned a Bachelor of Science degree in hotel administration at the University of Nevada at Las Vegas.

Joseph A. Geraci, II was a co-founder of Poker Magic, Inc. in January 2006 and has been a director and the Chief Financial Officer of the Company since that time. Since February 2002 through the present time, Mr. Geraci has been managing member of Isles Capital, LLC, an advisory and consulting firm that assists small businesses, both public and private, in business development. In March 2005, Mr. Geraci also became the managing member of Mill City Advisors, LLC, the general partner of Mill City Ventures, LP, a Minnesota limited partnership that invests directly into both private and public companies. From January 2005 until August 2005, Mr. Geraci served as the Director of Finance for Gelstat Corporation, a purveyor of homeopathic remedies, based in Bloomington, Minnesota. From 2000 until December 2004, Mr. Geraci was a broker with Oak Ridge Financial Services, Inc., a Minneapolis-based broker-dealer firm.

Messrs. Polinsky and Geraci are equal owners of Lantern Advisers, LLC, a Minnesota limited liability company, that makes investments in and provides management-related services to a variety of public and private companies.

Under the Company’s bylaws, the directors serve for indefinite terms expiring upon the next annual meeting of the Company’s shareholders.

Family Relationships

The board of directors has affirmatively determined that there are no familial relationships among any of the Company’s officers or directors.

Involvement in Certain Legal Proceedings

During the past five years, no officer, director, control person or promoter of the Company has been involved in any legal proceedings respecting: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated. In August 2003, the National Association of Securities Dealers (NASD) found in an administrative hearing that Mr. Geraci had violated NASD Conduct Rule 2110 and SEC Rule 10b-5 in August 1999, when he had been affiliated with a NASD member. As a result, he was barred from association with any NASD member, and paid $2,160 in associated hearing costs.

Item 6. Executive Compensation.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation paid by the Company during its last fiscal year, ended December 31, 2006, to the persons who served as President or Chief Executive Officer of the Company and each other executive officer of the Company, and the most highly compensated executive officers with decision-making abilities.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Douglas M. Polinsky, Chief Executive Officer	2006	$0 (1)	-	-	-	$0
Joseph A. Geraci, II, Chief Financial Officer	2006	$0 (1)	-	-	-	$0

(1)
The named executive officers did not receive salaries during the fiscal year ended December 31, 2006, because the Company did not then have the resources to pay, or commit to pay, such individuals for their services. Any services provided during fiscal 2006 were minimal. Nevertheless, each named executive officer received a stock award of 250,000 fully vested common shares in January 2007, in exchange for services to be rendered during 2007 to the Company in their respective roles as corporate officers and directors. The Company’s board of directors valued these shares at $0.25 per share, based primarily on the offering price of a near contemporaneous private placement of common shares.

Employment Agreements with Executives

The Company does not currently have employment agreements with Messrs. Polinsky and Geraci, and currently has no plans to enter into employment agreements with such individuals.

Outstanding Equity Awards at Fiscal Year End

The Company had no outstanding options, warrants, unvested stock awards or equity incentive plan awards as of December 31, 2006. In addition, the Company has no options, warrants, unvested stock awards or equity incentive plan awards outstanding as of the date of this filing.

Director Compensation

The Company did not pay any director compensation in 2006, nor did the Company reimburse any directors for their expenses incurred in attending or participating in meetings of the board of directors or other Company-related meetings.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons. On July 26, 2007, the Company issued 20,000 common shares to Marilyn Culotta. Ms. Culotta was a beneficial holder of more than ten percent of the Company’s outstanding common stock at the time of such issuance. The shares were issued in satisfaction of outstanding principal, in the amount of $7,084, under a loan Ms. Culotta made to the Company. In connection with the share issuance, the Company also paid Ms. Culotta cash in the amount of $2,375.

Director Independence. The Company currently has two directors, Messrs. Joseph A. Geraci, II and Douglas M. Polinsky, neither of whom are “independent” as that term is defined in Section 4200(a)(15) of National Association of Securities Dealers’ listing standards. The Company is not subject to those listing standards because its common stock is not listed for trading on a Nasdaq market. In addition, the Company does not have a standing audit, compensation or nominating committee. Instead, the entire board of directors fulfills the function of such committees.

Item 8. Legal Proceedings.

None.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is not, and has never been publicly traded. As such, there is currently no market for our common stock. We anticipate that one or more registered broker-dealers may apply to have our common stock listed on the OTC Bulletin Board following the effective date of this registration statement. Nevertheless, the process of applying for quotation on the OTC Bulletin Board is undertaken and controlled by one or more market-makers (broker-dealers who agree to make a market for our common stock) and is largely outside of our control. Accordingly, we cannot be certain that our common stock will be listed on the OTC Bulletin Board or that, even if listed at some time in the future, an active market will ever develop.

As of the date of this filing, there are no outstanding options or warrants to purchase shares of the Company’s common stock. As of the date of this filing, there are currently 7,204,991 shares of common stock that may potentially be sold pursuant to Rule 144 under the Securities Act (all of which would be subject to volume restrictions and other limitations under Rule 144). The Company has not, as of the date of this filing, agreed to register the resale of any common shares by securityholders.

Holders

As of the date of this filing, we had approximately 170 holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock and do not anticipate paying any such dividends in the near future. Instead, we intend to use any earnings for future acquisitions and expanding our business. Nevertheless, at this time there are not any restrictions on our ability to pay dividends on our common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth information, as of December 31, 2006, regarding equity compensation plans (including individual compensation arrangements) under which securities of Poker Magic, Inc. are authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
	(a)	(b)	(c)
Equity compensation plans approved by securityholders	0	n/a	n/a
Equity compensation plans not approved by securityholders	0 (1)	n/a	None (1)

(1)
The Company is not a party to an equity compensation plan, nor is the Company obligated under “individual compensation arrangements” (as defined in Item 202 of Regulation S-B) to issue any further options, warrants, rights or other securities. Nevertheless, the Company is not required by applicable state law or the listing standards of any self-regulatory agency (e.g., the OTC Bulletin Board, NASD, AMEX or NYSE) to obtain the approval of its securityholders prior to issuing any such compensatory options, warrants or other rights to purchase securities of the Company.

Item 10. Recent Sales of Unregistered Securities.

Since inception, the Company has offered and sold equity and equity-linked securities in unregistered transactions as indicated below:

2006:

In January 2006, the Company issued 2,500,000 shares of common stock to affiliates of the Company’s founders and directors for aggregate cash consideration of $2,500.

In March 2006, the Company issued 3,022,991 shares of common stock to Select Video, Inc., a Delaware corporation, in connection with the Company’s acquisition of certain intellectual property (which shares, for accounting purposes, had an aggregate value of $3,023).

In May 2006, the Company issued a total of 432,000 shares of common stock to eight accredited investors for aggregate cash consideration of $95,500 and a subscription receivable for an additional $12,500.

In August 2006, the Company issued a total of 50,000 shares of common stock to two accredited investors for aggregate cash consideration of $12,500.

In December 2006, the Company issued a total of 100,000 shares of common stock to a consultant an accredited investor for gaming-industry related services rendered.

2007:

In January 2007, the Company issued a total of 1,100,000 shares of common stock to accredited investors for management-related services rendered and to be rendered, and for gaming-related services rendered and to be rendered.

In July 2007, the Company issued a total of 100,000 shares of common stock to three accredited investors for aggregate cash consideration of $24,709, including the conversion of a $20,000 debt.

In August 2007, the Company issued a total of 165,000 shares of common stock to two accredited investors for professional services rendered, and strategic consulting services rendered.

In September 2007, the Company issued a total of 25,000 shares of common stock to an accredited investor for professional services rendered.

In November 2007, the Company issued a total of 50,000 shares of common stock an accredited investor for consulting services rendered.

In December 2007, the Company issued a total of 120,000 shares of common stock to two accredited investors for aggregate cash consideration of $30,000.

2008:

In January 2008, the Company issued a total of 100,000 shares of common stock to one accredited investor for cash consideration of $25,000.

The offers, sales and issuances of the Company’s common shares in unregistered transactions were exempt from registration under Sections 4(6) or 4(2) of the Securities Act of 1933, including Rule 506 of Regulation D thereunder. The Company relied on the representations of the investors as set forth in subscription agreements or investment representation letters for its determination that the investors were (i) purchasing for investment purposes only and not with a view toward distribution, (ii) either alone or through a purchaser representative, knowledgeable and experienced in financial and business matters such that each was capable of evaluating the risks of the investment, (iii) “accredited investors” as defined in Rule 501 under the Securities Act, or (iv) all of the foregoing. In addition, the transactions enumerated above all involved only a limited number of investors. In some cases involving the issuance of common shares in exchange for management or consulting services, the Company may also claim the exemption from registration permitted by Rule 701 under the Securities Act.

Item 11. Description of Securities.

General

The Company is authorized to issue an aggregate of 250,000,000 shares of capital stock, $0.001 par value. Unless otherwise specifically so designated upon issuance, all shares of capital issued by the Company shall be common stock. The Company’s board of directors has authority, without any further vote or action by our shareholders, to designate and issue shares in such classes or series (including classes or series of common or preferred stock) as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of common stock or preferred stock that may be issued could be superior to the rights of our common stock. Our board of directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to our common stock. Any such issuances will dilute the percentage of ownership interest of our current holders of common shares and may dilute the book value per share of the Company.

Common Stock

As of the date of this filing, there were 7,764,991 shares of our common stock outstanding held by approximately 170 shareholders of record. Also as of the date of this filing, there are no shares of our common stock reserved for issuance upon the exercise of outstanding options and warrants. The holders of our common stock:

•	have equal ratable rights among themselves to dividends from funds legally available therefor, when, as and if declared by our board of directors

•
are entitled to share ratably in all of our assets available for distributions to holders of the common stock upon liquidation, dissolution or winding up of our affairs, subject to any liquidation preferences in favor of issued and outstanding classes of preferred stock

•	do not have preemptive, subscription or conversion rights and there are no redemption or sinking-fund provisions applicable thereto, and

•	are entitled to one vote per share on all matters submitted to a vote of our shareholders.

The holders of our common stock do not have cumulative-voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of the Company to be elected.

Item 12. Indemnification of Directors and Officers.

Minnesota law permits a corporation to indemnify its directors and officers, except for any act of dishonesty. The Company has provided in its bylaws for the indemnification of officers and directors to the fullest extent possible under Minnesota law against expenses (including attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. In addition, the Company has the power, to the maximum extent and in the manner permitted by Minnesota Business Corporation Act, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Poker Magic, Inc.

The Company’s articles of incorporation limit or eliminate the personal liability of its officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of the Minnesota Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

Item 13. Financial Statements and Supplementary Data.

INDEX TO FINANCIAL STATEMENTS AND INFORMATION

Page
Report of Independent Registered Public Accounting Firm	F-2

Audited Financial Information:

Poker Magic, Inc. Balance Sheet as at December 31, 2006	F-3

Poker Magic, Inc. Statement of Operations for the period from
January 10, 2006 (inception) to December 31, 2006	F-4

Poker Magic, Inc. Statement of Cash Flows for the period from
January 10, 2006 (inception) to December 31, 2006	F-5

Poker Magic, Inc. Statement of Shareholders’ Equity for the period from
January 10, 2006 (inception) to December 31, 2006	F-6

Poker Magic, Inc. Notes to Financial Statements (December 31, 2006)	F-7

Interim Financial Information:

Poker Magic, Inc. Balance Sheet as at September 30, 2007 (unaudited)
and as at December 31, 2006 (audited)	F-13

Poker Magic, Inc. Statement of Operations for the three and nine-month period
ended September 30, 2007 and from January 10, 2006 (inception) to September 30, 2006	F-14

Poker Magic, Inc. Statement of Cash Flows for the three and nine-month period ended September 30, 2007; from January 10, 2006 (inception) to September 30, 2006; and
from January 10, 2006 (inception) to September 30, 2007	F-15

Poker Magic, Inc. Notes to Financial Statements (September 30, 2007)	F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

To the Shareholders and Board of Directors
Poker Magic, Inc.
Wayzata, Minnesota

We have audited the accompanying balance sheet of Poker Magic, Inc. (a development stage company) as of December 31, 2006, and the related statements of operations, shareholders' equity and cash flows for the period from January 10, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Poker Magic, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the period from January 10, 2006 (inception) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred a net loss during the development stage and requires additional working capital, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are describe in Note 1 as well. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

November 27, 2007

Virchow, Krause & Company, LLP
Certified Public Accountants and Consultants ● An Independent Member of Baker Tilly International

Poker Magic, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2006

ASSETS

Current Assets
Cash	$41,345
Inventory	750
Prepaid Expense	3,818

Total Current Assets	45,913

Intangible Assets, net of Amortization	35,153

Total Assets	$81,066

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$1,086
Note Payable	7,084

Total Current Liabilities	8,170

Total Liabilities	8,170

Shareholders' Equity
Common Stock, $.001 par value: Authorized 250,000,000 shares:
Issued and outstanding 6,104,991 shares.	6,105
Additional Paid-in Capital	123,918
Subscription Receivable	(14,000)
Deficit accumulated during the development stage	(43,127)

Total Shareholders' Equity	72,896

Total Liabilities and Shareholders' Equity	$81,066
 The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Statement of Operations
For the period from
January 10, 2006 (inception)
to December 31, 2006

Operating Expenses
Selling, General & Administrative	$43,127

Operating Loss	(43,127)

Net Loss	$(43,127)

Basic and diluted net loss per common share	$(0.01)

Weighted-average number of common	5,309,858
shares outstanding

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the period from
January 10, 2006 (inception)
to December 31, 2006

Cash flows from operating activities:
Net loss	$(43,127)

Adjustments to reconcile net
loss to net cash provided
by operating activities:

Amortization of intangible asset	6,204
Common stock issued for services	5,500
Changes in operating assets and liabilities:
Prepaid Expenses	182
Accounts Payable	1,086

Net Cash used in Operating Activities	(30,155)

Cash Flows from investing activities:
Acquisition of Select Video assets	(17,000)

Net cash used in investing activities	(17,000)

Cash Flows from financing activities:
Proceeds from issuance of common stock	88,500

Net cash provided by financing activities	88,500

Net increase in cash	41,345

Cash, beginning of the period	-
Cash, end of the period	$41,345

Non-cash investing and financing activities:
Acquisition of certain assets and liabilities of Select Video in exchange for common stock
Inventory	$750
Intangible Asset	24,357
Accounts Payable	(32,000)
Note Payable	(7,084)

Stock issued in lieu of cash payment for accounts payable	15,000

Stock issued in lieu of cash payment for prepaid services	4,000

Stock subscriptions received for common stock	14,000

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Statement of Shareholders' Equity
For the period from
January 10, 2006 (inception)
to December 31, 2006

					Deficit
					Accumulated
			Additional		During the	Total
	Common	Stock	Paid-in	Subscription	Development	Shareholders'
	Shares	Amount	Capital	Receivable	Stage	Equity
Balance at inception
January 10, 2006	-	$-	$-	$-	$-	$-

Issuance of restricted	2,500,000	2,500	-	(1,500)	-	1,000
common stock to a
founder and a member
of the Board of
Directors on January
10, 2006 for cash and a
subscription receivable for
$0.001 per share, net cash
to the company $1,000 and a
subscription receivable for
$1,500

Issuance of Common	3,022,991	3,023	-	-	-	3,023
stock for purchase of
Select Video intangible
assets valued at
$.001 per share on
March 10, 2006

Issuance of common	100,000	100	24,900	-	-	25,000
stock for cash of
$.25 per share on
May 9, 2006

Issuance of common	60,000	60	14,940	-	-	15,000
stock for liabilities
assumed at
$.25 per share on
May 23, 2006

Issuance of common	100,000	100	24,900	-	-	25,000
stock for cash of
$.25 per share on
May 23, 2006

Issuance of common	22,000	22	5,478	-	-	5,500
stock for consulting
services at $.25 per
share on May 23, 2006

Issuance of common	100,000	100	24,900	-	-	25,000
stock for cash of
$.25 per share on
May 24, 2006

Issuance of common	50,000	50	12,450	-	-	12,500
stock for cash of
$.25 per share on
August 21, 2006

Issuance of common	100,000	100	3,900	-	-	4,000
stock for consulting
services at $.04 per
share on December 15, 2006
based on value of services
rendered and to be rendered

Issuance of common	50,000	50	12,450	(12,500)	-	-
stock on May 23, 2006
for a subscription
receivable at $.25 per
share

Net Loss	-	-	-	-	(43,127)	(43,127)

Balance as of December	6,104,991	$6,105	$123,918	$(14,000)	$(43,127)	$72,896
31, 2006

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of operations and basis of presentation

Poker Magic, Inc. (the “Company”) is a development stage company that was incorporated in the State of Minnesota on January 10, 2006. Our business consists primarily of marketing and licensing a new form of poker-based table game to casinos and online gaming facilities in the United States.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Inventory

Poker table felt inventory is valued using the lower of cost (first-in, first-out method) or market.

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and accounts payable approximate fair value due to their relatively short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the note payable at December 31, 2006 approximates fair value.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the period from January 10, 2006 (inception) to December 31, 2006, the Company incurred a net loss of $43,127. The Company's ability to continue as a going concern is dependent on it ultimately achieving profitability, producing revenues and/or raising additional capital. Management intends to obtain additional debt or equity capital to meet all of its existing cash obligations and to support the revenue generating process; however, there can be no assurance that the sources will be available or available on terms favorable to the Company.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

Intangible Assets

On March 10, 2006, the Company purchased certain assets and assumed certain liabilities of Select Video, Inc. (See Note 8). Three patents were acquired as a part of the March 10, 2006 purchase. The patents are stated at cost and are amortized on a straight-line basis over 60 months. Amortization expense was $6,204 for the period ended December 31, 2006. Estimated amortization expense for the next five years of patents issued as of December 31, 2006 is as follows:

Years ending December 31:
2007	$8,271
2008	8,271
2009	8,271
2010	8,271
2011	2,069
Total	$35,153

Impairment of long-lived assets

Management reviews the Company’s long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the asset’s value will be adjusted appropriately. No impairment indicators were present as of December 31, 2006.

Income taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Recent accounting pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109” (FIN 48), which clarifies the accounting for uncertainty in tax positions. This Interpretation requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective for fiscal years beginning after December 16, 2006, with the cumulative effect, if any, of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 is not expected to have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Current Year Misstatements. SAB No. 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB No. 108 is effective for the Company’s fiscal year 2007 annual financial statements. The Company has assessed the impact of SAB No. 108 to be immaterial to its financial statements

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

In September 2006, the FASB issued SFAS No. 157 (SFAS No. 157), Fair Value Measurements, to eliminate the diversity in practice that exists due to the different definitions of fair value and the limited guidance for applying those definitions in GAAP that are dispersed among the many accounting pronouncements that require fair value measurements. SFAS No. 157 retains the exchange price notion in earlier definitions of fair value, but clarifies that the exchange price is the price in an orderly transaction between market participants to sell an asset or liability in the principal or most advantageous market for the asset or liability. Moreover, the SFAS states that the transaction is hypothetical at the measurement date, considered from the perspective of the market participant who holds the asset or liability. Consequently, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price), as opposed to the price that would be paid to acquire the asset or received to assume the liability at the measurement date (an entry price).

SFAS No. 157 also stipulates that, as a market-based measurement, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability, and establishes a fair value hierarchy that distinguishes between (a) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (b) the reporting entity's own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). Finally, SFAS No. 157 expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. Entities are encouraged to combine the fair value information disclosed under SFAS No. 157 with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The guidance in this Statement applies for derivatives and other financial instruments measured at fair value under SFAS No. 133 , Accounting for Derivative Instruments and Hedging Activities, at initial recognition and in all subsequent periods.

SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, although earlier application is encouraged. Additionally, prospective application of the provisions of SFAS No. 157 is required as of the beginning of the fiscal year in which it is initially applied, except when certain circumstances require retrospective application.

The Company does not expect the adoption SFAS No. 157 to have a material effect on its financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

NOTE 2—NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of vested common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows :

Period from January 10, 2006 (inception) to December 31, 2006

Numerator:
Net loss attributable to common stockholders	$(43,127)

Denominator:
Weighted-average number of common shares outstanding	5,309,858

Basic and diluted net loss per common share	$(.01)

NOTE 3 - SUBSCRIPTION RECEIVABLE

With the issuance of common stock to the founders on January 10, 2006, the Company issued a subscription receivable of $1,500 which was subsequently paid on July 27, 2007.

50,000 shares of common stock were issued to an investor on May 23, 2006 under a subscription receivable for $12,500, which was paid on October 15, 2007.

NOTE 4—NOTE PAYABLE

With the purchase of certain assets and the assumption of certain liabilities of Select Video on March 10, 2006, the Company assumed $7,084 of debt that was unsecured, due on demand and non-interest bearing until January 1, 2007 at which time interest was to begin accruing at 8% that was not paid as of December 31, 2006. Subsequently in 2007, the Company issued 20,000 shares of common stock in settlement for $4,709 of this debt. The remaining $2,375 was paid on July 26, 2007.

NOTE 5—COMMITMENTS AND CONTINGENCIES

The asset purchase agreement with Select Video dated March 10, 2006, stated that if and when the Company receives any revenue generated by Winners Pot Poker and other similar games, Select Video. shall receive an amount equal to five percent (5%) of all gross proceeds generated by these games.

For the period from January 10, 2006 (inception) to December 31, 2006 there was no revenue related to these games.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

NOTE 6—SHAREHOLDERS’ EQUITY

Common stock

On January 10, 2006, the founders of the Company purchased 2,500,000 shares of common stock for $2,500.

On March 10, 2006, the Company purchased certain assets and assumed certain liabilities of Select Video in exchange for 3,022,991 shares of common stock issued at the deemed fair market value of $.001 per share or $3,023.

On May 23, 2006, the Company issued 60,000 shares of common stock at $.25 per share in lieu of cash payments for liabilities assumed.

During 2006, the Company raised cash of $87,500 at $.25 per share through the issuance of 350,000 shares of common stock.

During 2006, the Company issued 22,000 shares to various consultants at $.25 per share for services rendered.

During 2006, the Company issued 100,000 shares valued at $4,000 (value of the services to be provided) for services rendered and to be rendered.

At December 31, 2006 a total of 6,104,991 shares of common stock were issued and outstanding. No warrants or options were issued in 2006.

NOTE 7—INCOME TAXES

Reconciliation between the federal statutory rate and the effective tax rates for the period from January 10, 2006 (inception) to December 31, 2006 is as follows:

Period from January 10, 2006 (inception) to December 31, 2006
Federal statutory tax rate	(34.0)%
State taxes, net of federal benefit	(6.0)
Valuation allowance	40.0
Effective tax rate	0.0%

At December 31, 2006, the Company had federal and state net operating loss carryforward of approximately $40,000 available to offset future taxable income. The Company’s federal and state net operating loss carryforwards will begin to expire in 2026 if not used before such time to offset future taxable income or tax liabilities.

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2006

The Company’s deferred tax asset is the net operating loss carry forward and the difference in patent amortization expense.

NOTE 8—ACQUISITION OF CERTAIN ASSETS AND ASSUMPTION OF LIABILITIES

On March 10, 2006, the Company entered into an asset purchase agreement with Select Video to purchase assets of Select Video for a total of 3,022,991 shares of the Company's common stock. The common shares were valued at fair market value on the date of agreement which was $0.001 per share for a purchase price of $3,023. The Company also assumed liabilities of Select Video in the amount of $39,084.  The reason for the purchase was to acquire the technology and design of the products which are anticipated to be the Company’s first product to sell. The purchase price of $42,107 was allocated to inventory of $750 and patents of $41,357.

NOTE 9—SUBSEQUENT EVENTS

On January 15, 2007, the Company issued 600,000 shares of common stock to two consultants for services to be provided over a 12 month period commencing on January 15, 2007. These services were valued at $50,000.

On January 15, 2007, the Company issued 500,000 shares of common stock to the two founders for their services to be provided over a 12 month period commencing January 15, 2007. These services were valued at $48,000.

On July 26, 2007, the Company settled the note payable of $7,084 for a cash payment of $2,375 and the issuance of 20,000 shares of common stock for payment in full on the note.

In July 2007, the Company raised cash of $20,000 at $.25 per share through the issuance of 80,000 shares of common stock.

On August 1, 2007, the Company issued 65,000 shares of common stock for services. These services were valued at $5,000.

On August 1, 2007, the Company issued 100,000 shares of common stock to a consultant for services to be provided over a 12 month period commencing on August 1, 2007. These services were valued at $8,300.

On September 10, 2007, the Company issued 25,000 shares of common stock for services. These services were valued at $1,000.

Poker Magic, Inc.
(A Development Stage Company)
Balance Sheet
	September 30, 2007	December 31, 2006
	(unaudited)	(audited)

ASSETS

Current Assets
Cash	$24,632	$41,345
Inventory	750	750
Prepaid Expense	39,650	3,818

Total Current Assets	65,032	45,913

Intangible Assets, net of Amortization	28,949	35,153

Total Assets	$93,981	$81,066

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts Payable	$-	$1,086
Note Payable	-	7,084

Total Current Liabilities	-	8,170

Total Liabilities	-	8,170

Shareholders' Equity
Common Stock, $.001 par value: Authorized 250,000,000 shares:
Issued and outstanding 7,494,991and 6,104,991 shares.	7,495	6,105
Additional Paid-in Capital	259,537	123,918
Subscription Receivable	(12,500)	(14,000)
Deficit accumulated during the development stage	(160,551)	(43,127)

Total Shareholders' Equity	93,981	72,896

Total Liabilities and Shareholders' Equity	$93,981	$81,066

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Statement of Operations
(unaudited)

				Period from January	Period from January
	Three months ended	Three months ended	Nine months ended	10, 2006 (inception)	10, 2006 (inception)
	September 30, 2007	September 30, 2006	September 30, 2007	to September 30, 2006	to September 30, 2007

Operating Expenses
Selling, General & Administrative	$39,426	$4,365	$117,424	$38,414	$160,551

Operating Loss	(39,426)	(4,365)	(117,424)	(38,414)	(160,551)

Net Loss	$(39,426)	$(4,365)	$(117,424)	$(38,414)	$(160,551)

Basic and diluted net loss per common share	$(0.01)	$(0.00)	$(0.02)	$(0.01)	$(0.03)

Weighted-average number of common	7,400,208	5,976,730	7,210,339	4,885,165	6,044,094
shares outstanding

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Statement of Cash Flows
(unaudited)

		For the period from	For the period from
	For the period from	January 10, 2006	January 10, 2006
	January 1, 2007 to	(inception) to	(inception) to
	September 30, 2007	September 30, 2006	September 30, 2007
Cash flows from operating activities:
Net loss	$(117,424)	$(38,414)	$(160,551)

Adjustments to reconcile net
loss to net cash provided
by operating activities:

Amortization of intangible asset	6,204	4,136	12,408
Common stock issued for services	1,000	-	6,500
Changes in operating assets and liabilities:
Prepaid expense	75,468	-	75,650
Accounts payable	(1,086)	-	-

Net Cash used in Operating Activities	(35,838)	(34,278)	(65,993)

Cash Flows from investing activities:
Acquisition of Select Video assets	-	-	(17,000)

Net cash used in investing activites	-	-	(17,000)

Cash Flows from financing activities:
Proceeds from subscription receivable	1,500	-	1,500
Proceeds from issuance of common stock	20,000	76,000	108,500
Payment of short-term debt	(2,375)	-	(2,375)

Net cash provided by financing activities	19,125	76,000	107,625

Net increase (decrease) in cash	(16,713)	41,722	24,632

Cash, beginning of the period	41,345	-	-
Cash, end of the period	$24,632	$41,722	$24,632

Non-cash investing and financing activities:

Acquisition of certain assets and liabilities of Select Video in exchange for common stock
Inventory	$-	$750	$750
Intangible Asset	-	24,357	24,357
Accounts Payable	-	(32,000)	(32,000)
Note Payable	-	(7,084)	(7,084)

Stock issued in lieu of cash for note payable	4,709	-	4,709

Stock issued in lieu of cash for prepaid services	111,300	-	115,300

Stock subscriptions received for common stock	-	14,000	14,000

The accompanying notes are an integral part of these financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2007

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of operations and basis of presentation

Poker Magic, Inc. (the “Company”) is a development stage company that was incorporated in the State of Minnesota on January 10, 2006. Our business consists primarily of marketing and licensing a new form of poker-based table game to casinos and online gaming facilities in the United States.

Interim Financial Information

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial information. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. Operating results for the three and nine month periods ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007 or any other period. The accompanying financial statements and related notes should be read in conjunction with the audited financial statements of the Company, and notes thereto, contained in this filing for the period ended January 10, 2006 (inception) to December 31, 2006.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Inventory

Poker table felt inventory is valued using the lower of cost (first-in, first-out method) or market.

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern that contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the period from January 10, 2006 (inception) to September 30, 2007, the Company incurred a net loss of $160,551. The Company's ability to continue as a going concern is dependent on it ultimately achieving profitability, producing revenues and/or raising additional capital. Management intends to obtain additional debt or equity capital to meet all of its existing cash obligations and to support the revenue generating process; however, there can be no assurance that the sources will be available or available on terms favorable to the Company.

Intangible Assets

On March 10, 2006, the Company purchased certain assets and assumed certain liabilities of Select Video, Inc. (Select Video). Three patents were acquired as a part of the March 10, 2006 purchase. The patents are stated at cost and are amortized on a straight-line basis over 60 months. Amortization expense was $2,068 and $6,204 for the three and nine months ended September 30, 2007 and $2,068 and $4,136 for the three months ended September 30, 2006 and the period from January 10, 2006 (inception) to September 30, 2006. Estimated amortization expense for the next five years of patents issued as of December 31, 2006 is as follows:

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2007

Years ending December 31:
Remainder of 2007	$2,067
2008	8,271
2009	8,271
2010	8,271
2011	2,069
Total	$28,949

Impairment of long-lived assets

Management reviews the Company’s long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the asset’s value will be adjusted appropriately. No impairment indicators were present as of September 30, 2007 or December 31, 2006.

Income taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Recent accounting pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently reviewing the provisions of SFAS 157 to determine the impact on the Company's financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to expand the use of fair value measurements in accounting for financial instruments. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently reviewing the provisions of SFAS 159 to determine the impact on the Company's financial statements.

On January 1, 2007, the Company adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income tax positions. This interpretation requires the Company to recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the positions. Interest and penalties are expensed as incurred. The adoption of FIN 48 did not result in an adjustment to the Company's financial statements.

In December 2007, the FASB issued SFAS No. 160 Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of the Company's fiscal year beginning after December 15, 2008. Management believes the adoption of this pronouncement will not have a material impact on the Company's financial statements.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2007

NOTE 2—NET LOSS PER COMMON SHARE

Basic net loss per common share is computed by dividing net loss attributable to common stockholders by the weighted average number of vested common shares outstanding during the period. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows :

	Three months ended September 30, 2007	Three months ended September 30, 2006	Period from January 10, 2006 (inception) to September 30 2006
Numerator:
Net loss attributable to common stockholders	$(39,426)	$(4,365)	$(38,414)
Denominator:
Weighted-average number of common
shares outstanding	7,400,208	5,976,730	4,885,165

Basic and diluted net loss per common share	$(.01)	$(.00)	$(.01)

		Period from January
	Nine months ended	10, 2006 (inception)
	September 30, 2007	to September 30, 2007
Numerator:
Net loss attributable to common stockholders	$(117,424)	$(160,551)
Denominator:
Weighted-average number of common shares outstanding	7,210,339	6,044,094

Basic and diluted net loss per common share	$(.02)	$(.03)

NOTE 3 - SUBSCRIPTION RECEIVABLE

With the issuance of common stock to the founders on January 10, 2006, the Company issued a subscription receivable of $1,500 which was subsequently paid on July 27, 2007.

50,000 shares of common stock were issued to an investor on May 23, 2006 under a subscription receivable for $12,500, which was paid on October 15, 2007.

NOTE 4—COMMITMENTS AND CONTINGENCIES

The asset purchase agreement with Select Video dated March 10, 2006, stated that if and when the Company receives any revenue generated by Winners Pot Poker and other similar games, Select Video shall receive an amount equal to five percent (5%) of all gross proceeds generated by these games.

For the period from January 10, 2006 (inception) to September 30, 2007 there was no revenue related to these games.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2007

NOTE 5—SHAREHOLDERS’ EQUITY

Common stock

On January 10, 2006, the founders of the Company purchased 2,500,000 shares of common stock for $2,500.

On March 10, 2006, the Company purchased certain assets and assumed certain liabilities of Select Video in exchange for 3,022,991 shares of common stock issued at the deemed fair market value of $.001 per share or $3,023.

On May 23, 2006, the Company issued 60,000 shares of common stock at $.25 per share in lieu of cash payments for liabilities assumed.

During 2006, the Company raised cash of $87,500 at $.25 per share through the issuance of 350,000 shares of common stock.

During 2006, the Company issued 22,000 shares to various consultants at $.25 per share for services rendered.

During 2006, the Company issued 100,000 shares valued at $4,000 (value of the services to be provided) for services rendered and to be rendered.

On January 15, 2007, the Company issued 600,000 shares of common stock to two consultants at $.083 per share for services to be rendered over a twelve month period.

On January 15, 2007, the Company issued 500,000 shares of common stock to the two founders at $.096 per share for services to be rendered over a twelve month period.

During July 2007, the Company raised cash of $20,000 at $.25 per share through the issuance of 80,000 shares of common stock.

On July 26, 2007, the Company issued 20,000 shares of common stock at $.2354 per share in settlement of $4,709 note payable.

On August 1, 2007, the Company issued 100,000 shares of common stock to a consultant at $.083 per share for services to be rendered over a twelve month period.

On August 1, 2007, the Company issued 65,000 shares of common stock at $.077 per share for accounting services rendered.

On September 10, 2007, the Company issued 25,000 shares of common stock at $.04 per share for legal work rendered.

At September 30, 2007, a total of 7,494,991 shares of common stock were issued and outstanding. No warrants or options were issued as of September 30, 2007.

The Company believes the value of the sevices provided during 2007 was the best measurement of the value of the common stock.

Poker Magic, Inc.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2007

NOTE 6—INCOME TAXES

At September 30, 2007, the Company had federal and state net operating loss carryforward of approximately $153,000 available to offset future taxable income. The Company’s federal and state net operating loss carryforwards will begin to expire in 2026 if not used before such time to offset future taxable income or tax liabilities.

NOTE 7—SUBSEQUENT EVENTS

On November 26, 2007, the Company issued 50,000 shares of common stock to a consultant for services to be provided over a 12 month period commencing on November 26, 2007. These services were valued at $12,500.

In December 2007, the Company raised cash of $30,000 at $.25 per share through the issuance of 120,000 shares of common stock.

In January 2008, the Company raised cash of $25,000 at $.25 per share through the issuance of 100,000 shares of common stock.

Item 14. Change in and Disagreements with Accountants.

None.

Item 15. Financial Statements and Exhibits.

(a)	Financial Statements.

See Item 13 above.

(b)	Exhibits.

No.	Description
3.1	Amended and Restated Articles of Incorporation of Poker Magic, Inc. (incorporated by reference to the registrant’s original registration statement on Form 10-SB, filed on January 29, 2008).
3.2	Amended and Restated Bylaws of Poker Magic, Inc. (incorporated by reference to the registrant’s original registration statement on Form 10-SB, filed on January 29, 2008).
4.1	Form of Common Stock Certificate (incorporated by reference to the registrant’s original registration statement on Form 10-SB, filed on January 29, 2008).
10.1	Asset Purchase Agreement with Select Video, Inc., dated March 10, 2006 (incorporated by reference to the registrant’s original registration statement on Form 10-SB, filed on January 29, 2008).
10.2	License Agreement with Bally’s Park Place, Inc., dated December 26, 2007 (incorporated by reference to the registrant’s original registration statement on Form 10-SB, filed on January 29, 2008).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

POKER MAGIC, INC.

Dated: March 11, 2008	By:	/s/ Douglas M. Polinsky
Douglas M. Polinsky
Chief Executive Officer